Exhibit 99.1

NanoString Technologies Appoints Elisha W. Finney to Board of Directors

SEATTLE, May 10, 2017 (GLOBE NEWSWIRE) -- NanoString Technologies, Inc. (NASDAQ:NSTG), ), a provider of life science tools for translational research and molecular diagnostic products, today announced the appointment of Elisha W. Finney, former executive vice president and chief financial officer at Varian Medical Systems (NYSE: VAR), to its Board of Directors and Audit Committee. Ms. Finney brings more than 25 years of financial and life science expertise to NanoString.

Her responsibilities at Varian included corporate accounting; corporate communications and investor relations; internal financial and compliance audit; risk management; tax and treasury and corporate information systems. She joined Varian in 1988 and was named vice president of finance and CFO in April, 1999. In January, 2005, she was promoted to senior vice president and given additional management responsibility for the corporate information systems group. Ms. Finney was named executive vice president of Varian in February, 2012. Ms. Finney currently serves on the board of directors at ICU Medical (NASDAQ: ICUI) and iRobot (NASDAQ: IRBT), and she previously served as a board member at Altera Corporation, Thoratec and Laserscope.

Ms. Finney earned her BA degree in risk management and insurance from the University of Georgia as well as an MBA degree from Golden Gate University in San Francisco.

“NanoString has a formidable combination of proprietary technology and visionary leadership that has established the company as an industry leader in translational medicine and molecular diagnostics,” said Ms. Finney. “I’m excited to have the opportunity to leverage my life science background and capital market expertise to help contribute to NanoString’s continued success.”

“Elisha brings decades of relevant life science experience and financial acumen that will help guide our strategic thinking as we grow the business and scale our operations,” said president and chief executive officer, Brad Gray. “Elisha is a well-respected leader in the life science industry, and we are delighted to have her join our Board of Directors.”

About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter® Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,500 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with multiple biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.
For more information, please visit www.nanostring.com.
NanoString, NanoString Technologies, the NanoString logo, nCounter and Prosigna are trademarks or registered trademarks of NanoString Technologies, Inc. in various jurisdictions.

Contact:
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768